Exhibit 99-B.4.94

ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract and the Certificate are amended as outlined below. These provisions will apply only to Participants who enroll in the Contract on or after June 1, 2002.

In the section entitled Surrender Value or Surrender Fee, delete the schedule labeled Number of Purchase Payment (or Deposit) Cycles Completed and Fee (or Surrender Fee) and replace with the schedule below. This schedule will apply to all surrenders, including surrenders from an Individual Account maintained pursuant to a lump-sum payment.

Number of Years Since Individual Account Established	Fee/ Surrender Fee
Fewer than 1	7.0%
1 or more but fewer than 2	6.5%
2 or more but fewer than 3	6.0%
3 or more but fewer than 4	5.5%
4 or more but fewer than 5	5.0%
5 or more but fewer than 6	4.5%
6 or more but fewer than 7	4.0%
7 or more but fewer than 8	3.5%
8 or more but fewer than 9	3.0%
9 or more but fewer than 10	2.0%
10 or more	0.0%

Delete any Surrender Fee schedule for surrenders from an Individual Account maintained pursuant to a lump-sum payment.

Endorsed and made a part of the Contract on June 1, 2002, or on the effective date of the Contract and Certificate, if later.

/s/ Thomas J. McInerney
President ING Life Insurance and Annuity Company

E-TRS-02